Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS DISPOSES OF INTEREST IN CONGLOBAL

FOR $5.25 MILLION IN CASH

HOUSTON, TX – May 30, 2012 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) announced that in exchange for $5.25 million in cash, it has sold to ConGlobal Industries Holding, Inc. (“ConGlobal”), the Fund’s 34.2% equity interest in ConGlobal, together with the Fund’s promissory note issued by ConGlobal and all interest as accrued. The transaction closed today, and Equus has received the funds.

As a result of a number of factors, including a decline in EBITDA from historical highs, together with the recent loss of two of ConGlobal’s key customer accounts in the Northwest, ConGlobal had advised Equus that it would be difficult to repay the note held by Equus, due in December 2012, in the principal amount of $6.0 million plus accrued interest of approximately $1.9 million.

In addition, the Equus note was subordinate to the position of ConGlobal’s senior lender and thus, ConGlobal was not required to pay the Fund until the senior lender had been fully paid. The Fund had held this position for over 15 years. As a result of these factors, Equus did not wish to further extend the maturity of the note. The Fund worked with ConGlobal to achieve a compromise which has resulted in the closing of the transaction today.

As a result of the transaction, the Fund’s net asset value will decline $0.25 per share from the Fund’s most recently reported net asset value per share of $3.56 as of March 31, 2012. Based on cash and cash equivalents of $16.8 million held by Equus at March 31, 2012, combined with the proceeds from the sale of its interest in ConGlobal, the Fund’s cash increased to $22.1 million, or $2.09 of cash per share.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.